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                                SEIX FUNDS, INC.
                              ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION


Seix Funds, Inc., a Maryland corporation (the "Corporation") having a principal office in Boston, Massachusetts and having the Corporation Trust Incorporated as its resident agent located at 32 South Street, Baltimore, Maryland 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland as follows:


         The Articles of Incorporation of the Corporation are hereby further amended to reflect that the names of the Seix Aggregate Fixed Income Fund and the Seix Intermediate Fixed Income Fund are hereby changed to the Seix Core Bond Fund and the Seix Intermediate Bond Fund, respectively.


IN WITNESS WHEREOF, Seix Funds, Inc. has caused these presents to be signed in its name and on its behalf by its Chairman and witnessed by its Vice President on December 21, 2001.


WITNESSED:                                  SEIX FUNDS, INC.


/s/ Peter J. Bourke                         /s/ Christina Seix
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Peter J. Bourke, Vice President             Christina Seix, Chairman


THE UNDERSIGNED, Christina Seix, Chairman of Seix Funds, Inc., who executed on behalf of the Corporation the foregoing Articles of Amendment to the Articles of Incorporation of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation and hereby certifies that to the best of her knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                            /s/ Christina Seix
                                            ------------------
                                            Christina Seix, Chairman